INDEPENDENT AUDITOR'S CONSENT

We consent to the incorporation by reference in Registration Statements Nos. 2-89135; 33-13618; and 33-28533 of Kinark Corporation on Forms S-8 of our report dated February 20, 1998 (except as to the first paragraph of the Contingencies footnote for which the date is March 6, 1998), appearing in this Annual Report on Form 10-K of Kinark Corporation for the year ended December 31, 1997.


/s/ Deloitte & Touche LLP
Deloitte & Touche LLP
Tulsa, Oklahoma
March 27, 1998